Exhibit 99.1

STOCK AND WARRANT PURCHASE AGREEMENT

ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 250

Golden, CO  80401

The undersigned (the “Investor”), hereby confirms its agreement with you as follows:

1.                                       This Stock and Warrant Purchase Agreement (the “Agreement”) is made as of the date set forth below between ACT Teleconferencing, Inc., a Colorado corporation (the “Company”), and the Investor.

2.                                       The Company has authorized the sale and issuance of up to $3,500,000 of shares (the “Shares”) of common stock of the Company, no par value (the “Common Stock”), to certain investors in a private placement of Shares and Warrants (defined below) (the “Offering”), subject to the limitation of an aggregate of 2,600,000 in Shares, Warrant Shares (defined below), and  Placement Agent Warrants (defined below).

3.                                       The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor:  (a) [                ] Shares at a purchase price of $1.10 per Share (the “Purchase Price”) (a 15% discount to the 10-day trailing average VWAP) or an aggregate purchase price of $[                ], pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein; and (b) Warrants to purchase [                ] shares of Common Stock (the “Warrant Shares”) at an exercise price  of $1.50 (equal to 115% of the 10-day trailing average VWAP), which expire five years from the Closing Date.  Unless otherwise requested by the Investor in Exhibit A to Annex I, certificates representing the Shares and Warrants purchased by the Investor will be registered in the Investor’s name and address as set forth below.

4.                                       The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or its affiliates, and (b) it has no direct or indirect affiliation or association with any National Association of Securities Dealers, Inc. (“NASD”) member.  Exceptions:

NONE

(If no exceptions, write “none.”  If left blank, response will be deemed to be “none.”)

5.                                       The Company will pay sales commissions equal to six percent (6%) of the aggregate proceeds to Casimir Capital, Placement Agent, and issue warrants to the Placement Agent on the same terms as the Warrants ( the “Placement Agent Warrants”) in an amount equal to eight percent (8%) of the aggregate sum of the Shares and the potentially issuable Warrant Shares sold in the Offering.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: September , 2004

[Name of Investor]

“INVESTOR”

By:

Print Name:

Title:

Address:

AGREED AND ACCEPTED:

ACT Teleconferencing, Inc.

By:
Title: President and CEO